Exhibit 99.1

Cross Country Healthcare to Attend the 2021 BofA Virtual Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--April 20, 2021--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to participate in the 2021 BofA Virtual Healthcare Conference taking place May 11-13, 2021. Kevin C. Clark, Co-Founder & Chief Executive Officer, and William J. Burns, Executive Vice President & Chief Financial Officer, will present as a fireside chat on Tuesday, May 11, 2021 at 1:15 p.m. Eastern Time.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. In February 2021, CCH earned Energage’s inaugural 2021 Top Workplaces USA award. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, made with the Securities and Exchange Commission (SEC) filings and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President & Chief Financial Officer
wburns@crosscountry.com